June 24, 1997
Mr. John Costello, Assistant Treasurer
Fidelity Commonwealth Trust (the trust):
Fidelity Small Cap Stock Fund
Fidelity Intermediate Bond Fund
Fidelity Large Cap Stock Fund
Spartan Market Index Fund (the funds)
82 Devonshire Street
Boston, Massachusetts 02109
Dear Mr. Costello:
Fidelity Commonwealth Trust is a Massachusetts business trust initially named Fidelity Investors Trust under a Declaration of Trust executed and delivered in Boston, Massachusetts on November 8,
1974.   Its name was changed to Fidelity Thrift Trust by a
Supplement to the Declaration of Trust adopted by the Board of Trustees on April 11, 1975. Two Amendments to the Declaration of Trust were adopted by the Board of Trustees on May 22, 1975 and June 13, 1975, respectively. An Amended and Restated
Declaration of Trust was executed and delivered on December 16, 1986 and December 17, 1986, respectively. A Supplement to the
Amended and Restated Declaration of Trust was executed and delivered on September 28, 1987 and September 30, 1987, respectively, that changed the trust's name to Fidelity Intermediate Bond Fund. A Supplement to the Amended and Restated
Declaration of Trust was executed and delivered on November 14, 1989 and November 16, 1989, respectively. The trust's name was changed to Fidelity Commonwealth Trust by a Supplement to the Amended and Restated Declaration of Trust, executed and delivered on February 16, 1990. An Amended and Restated
Declaration of Trust was executed and delivered on June 16, 1994 and August 18, 1994, respectively.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series or classes as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders or of any Series or class of Shareholders of the Trust, to create and establish (and to change in any manner) Shares or any Series or classes thereof with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares or any Series or classes thereof into a greater or lessor number, to classify or reclassify any issued Shares into one or more Series or classes of Shares, to abolish any one or more Series or classes of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.
Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on the account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset
Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion,
(a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.
By a vote adopted on December 14, 1984, and amended on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 251,960,147 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended April 30, 1997.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non assessable, except as described in the funds' Statements of Additional
Information under the heading "Shareholder and Trustee Liability."
In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment
Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.
Sincerely,

/s/Arthur S. Loring
Arthur S. Loring
Vice President - Legal